Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Square, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333‑216249, 333-210087, and 333-208098) on Form S-8 of Square, Inc. and subsidiaries of our report dated February 27, 2018, with respect to the consolidated balance sheets of Square, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Square, Inc.

/s/ KPMG LLP
San Francisco, California
February 27, 2018